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                                                                     EXHIBIT 2.2





                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                     CAMERON ASHLEY BUILDING PRODUCTS, INC.,
                              a Georgia corporation

                           GUARDIAN FIBERGLASS, INC.,
                             a Delaware corporation

                                       and

                                CAB MERGER CORP.,
                              a Georgia corporation


                           Dated as of April 28, 2000




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                                TABLE OF CONTENTS


                                                                                        Page
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
ARTICLE I -- THE OFFER AND THE MERGER
         Section 1.1       The Offer .....................................................2
         Section 1.2       Company Actions ...............................................4
         Section 1.3       The Merger ....................................................6
         Section 1.4       Effective Time ................................................6
         Section 1.5       Effects of the Merger .........................................6
         Section 1.6       Amended and Restated Articles of Incorporation and Bylaws .....6
         Section 1.7       Directors .....................................................7
         Section 1.8       Officers ......................................................8
         Section 1.9       Subsequent Actions ............................................8
         Section 1.10      Conversion of Shares ..........................................8
         Section 1.11      Stock Options and Warrants ....................................9
         Section 1.12      Special Meeting of Shareholders ...............................9
         Section 1.13      Merger Without Approval of Company Shareholders ..............10
ARTICLE II -- DISSENTING SHARES; PAYMENT FOR SHARES
         Section 2.1       Dissenting Shares ............................................10
         Section 2.2       Payment for Shares ...........................................11
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         Section 3.1       Organization and Qualification, Subsidiaries .................13
         Section 3.2       Capitalization of the Company and its Subsidiaries ...........14
         Section 3.3       Authority Relative to this Agreement, Consents and Approvals .16
         Section 3.4       SEC Reports, Financial Statements ............................17
         Section 3.5       Proxy Statement ..............................................18
         Section 3.6       Consents and Approvals; No Violations ........................18
         Section 3.7       No Default ...................................................19
         Section 3.8       No Undisclosed Liabilities ...................................19
         Section 3.9       Litigation ...................................................20
         Section 3.10      Compliance with Applicable Law ...............................20
         Section 3.11      Employee Benefit Matters .....................................21
         Section 3.12      Environmental Laws and Regulations ...........................23
         Section 3.13      Rights Agreement .............................................25
         Section 3.14      Brokers ......................................................26
         Section 3.15      Absence of Certain Changes ...................................26
         Section 3.16      Taxes ........................................................26
         Section 3.17      Intellectual Property ........................................28
         Section 3.18      Labor Matters ................................................29
         Section 3.19      Opinion of Financial Advisor..................................29
         Section 3.20      Real Property ................................................30
         Section 3.21      Material Contracts ...........................................31
         Section 3.22      Suppliers and Customers.......................................32
         Section 3.23      Accounts Receivable, Inventory ...............................33


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
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
         Section 3.24      Insurance ....................................................33
         Section 3.25      Title and Condition of Properties ............................33
         Section 3.26      Statements True and Correct ..................................34
         Section 3.27      Board Recommendation .........................................34
         Section 3.28      Required Vote ................................................34
ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PURCHASER
         Section 4.1       Organization .................................................34
         Section 4.2       Authority Relative to this Agreement .........................34
         Section 4.3       Consents and Approvals; No Violations ........................35
         Section 4.4       Proxy Statement ..............................................35
         Section 4.5       Financing ....................................................36
         Section 4.6       Brokers ......................................................36
         Section 4.7       No Default ...................................................36
         Section 4.8       Litigation ...................................................36
         Section 4.9       Compliance with Applicable Law ...............................36
ARTICLE V -- COVENANTS
         Section 5.1       Conduct of Business of the Company ...........................37
         Section 5.2       Acquisition Proposals ........................................40
         Section 5.3       Access to Information ........................................41
         Section 5.4       Additional Agreements; Reasonable Efforts ....................42
         Section 5.5       Public Announcements .........................................43
         Section 5.6       Indemnification ..............................................43
         Section 5.7       State Takeover Laws ..........................................45
         Section 5.8       Rights Agreement .............................................45
         Section 5.9       Disclosure Schedule Supplements ..............................45
         Section 5.10      Change of Control Agreements .................................45
ARTICLE VI -- CONDITIONS TO CONSUMMATION OF THE MERGER
         Section 6.1       Conditions to Each Party's Obligations to Effect the Merger ..46
ARTICLE VII -- TERMINATION; AMENDMENT; WAIVER
         Section 7.1       Termination ..................................................48
         Section 7.2       Effect of Termination ........................................50
         Section 7.3       Fees and Expenses ............................................50
         Section 7.4       Amendment ....................................................52
         Section 7.5       Waiver .......................................................52
ARTICLE VIII -- MISCELLANEOUS
         Section 8.1       Nonsurvival of Representations and Warranties ................52
         Section 8.2       Entire Agreement; Assignment .................................52
         Section 8.3       Validity .....................................................52
         Section 8.4       Notices ......................................................53
         Section 8.5       Governing Law ................................................54
         Section 8.6       Descriptive Headings .........................................54
         Section 8.7       Parties in Interest ..........................................54
         Section 8.8       Signatures. ..................................................54


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
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
         Section 8.9       Definitions ..................................................54

SIGNATURES ..............................................................................55

INDEX OF DEFINED TERMS:
         Acquisition Proposal .......................................................5.2(c)
         Agreement ................................................................Preamble
         Audit .....................................................................3.16(l)
         Board ....................................................................Preamble
         CERCLA ....................................................................3.12(b)
         Certificates ...............................................................2.2(b)
         Closing .......................................................................1.4
         Code ......................................................................3.11(a)
         Company ..................................................................Preamble
         Company Balance Sheet .........................................................3.8
         Company Benefit Plan ......................................................3.11(h)
         Company Common Stock .....................................................Preamble
         Company Directors ..........................................................1.7(a)
         Company Disclosure Schedule ................................................3.1(a)
         Company Material Adverse Effect ............................................3.1(b)
         Company Permits ..............................................................3.10
         Company SEC Documents ......................................................3.4(a)
         Company Securities .........................................................3.2(a)
         Dissenting Shares .............................................................2.1
         Effective Time ................................................................1.4
         Environmental Claims ......................................................3.12(d)
         Environmental Law .........................................................3.12(b)
         Environmental Permits .....................................................3.12(a)
         ERISA .....................................................................3.11(a)
         Exchange Act ...............................................................1.1(a)
         Financial Advisor ..........................................................3.3(d)
         GAAP .......................................................................3.4(a)
         GBBC .....................................................................Preamble
         Governmental Entity ...........................................................3.6
         HSR Act .......................................................................3.6
         Indebtedness ...............................................................3.2(e)
         Indemnified Parties ........................................................5.6(c)
         Intellectual Property .....................................................3.17(a)
         Intent Notice ..............................................................5.2(b)
         IRS .......................................................................3.11(a)
         Liens ......................................................................3.2(b)
         Litigation ....................................................................3.9
         Material Contracts ...........................................................3.21


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
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
         Materials of Environmental Concern ........................................3.12(b)
         Merger ........................................................................1.3
         Merger Consideration ......................................................1.10(a)
         Minimum Condition ..........................................................1.1(a)
         Offer ....................................................................Preamble
         Offer Deadline .............................................................7.1(f)
         Offer Documents ............................................................1.1(b)
         Offer Price ................................................................1.1(a)
         Offer to Purchase ..........................................................1.1(a)
         Option .......................................................................1.11
         Other Transactions .........................................................1.2(a)
         Paying Agent ...............................................................2.2(a)
         PCBs ......................................................................3.12(b)
         Permitted Liens ............................................................3.2(b)
         Person .....................................................................5.2(c)
         Preferred Stock ............................................................3.2(a)
         Premium Amount .............................................................5.6(b)
         Proxy Statement ...........................................................1.12(d)
         Purchaser ................................................................Preamble
         Purchaser Material Adverse Effect .............................................4.3
         Purchaser Permits .............................................................4.9
         RCRA ......................................................................3.12(b)
         Real Property ................................................................3.20
         Restated Articles .............................................................1.6
         Rights .....................................................................1.1(a)
         Rights Agreement .........................................................Preamble
         Rights Amendment ...........................................................1.2(a)
         Schedule TO ...................................................................1.1
         Schedule 14D-9 .............................................................1.2(b)
         SEC ........................................................................1.1(a)
         Securities Act .............................................................3.4(a)
         Selling Shareholders .....................................................Preamble
         Share or Shares ..........................................................Preamble
         Special Meeting ...........................................................1.12(a)
         Subsidiary .................................................................3.1(a)
         Surviving Corporation .........................................................1.3
         Tax Authority .............................................................3.16(l)
         Taxes .....................................................................3.16(l)
         Tax Returns ...............................................................3.16(l)
         Tender and Option Agreement ..............................................Preamble
         Transmittal Documents ......................................................2.2(b)
         WARN Act ..................................................................3.18(b)
         Warrants .....................................................................1.11


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
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
         1999 Financial Statements ..................................................3.4(a)

ANNEXES:
Annex A -- Form of Tender and Option Agreement
Annex B -- Conditions to the Tender Offer


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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 28, 2000, is entered into by and among Cameron Ashley Building Products Inc., a Georgia corporation (the "Company"), Guardian, Fiberglass, Inc., a Delaware corporation ("Purchaser"), and CAB Merger Corp., a Georgia corporation and a wholly owned subsidiary of Purchaser ("Acquisition Sub").

     WHEREAS, Purchaser proposes to cause Acquisition Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, no par value, of the Company (hereinafter referred to as either the "Shares" or the "Company Common Stock") at a price per share of Company Common Stock of $18.35, net to each seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has adopted resolutions approving, among other things, the Offer and the Merger and recommending that the Company's shareholders accept the Offer; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to Purchaser and Acquisition Sub to enter into this Agreement, Acquisition Sub and certain shareholders are entering into tender and option agreements in the form attached hereto as Annex A (the "Tender and Option Agreement") pursuant to which such shareholders (the "Selling Shareholders") have agreed to (i) grant Acquisition Sub an irrevocable option to purchase all of their Shares, and (ii) tender and, in the event such irrevocable option is not theretofore exercised, sell their Shares in the Offer and (iii) vote their Shares in favor of the Merger (as defined below) in each case upon the terms and subject to the conditions set forth therein; and

     WHEREAS, as an inducement to Purchaser and Acquisition Sub to enter into this Agreement, the Board of Directors of the Company (the "Board") has approved the execution and delivery of the Tender and Option Agreement so that (i) the restrictions on "business combinations" set forth in Sections 14-2-1110 through 14-2-1133 of the Georgia Business Corporation Code ("GBCC") do not and will not apply to Purchaser and Acquisition Sub or affiliates or associates of Purchaser and Acquisition Sub as a result of the execution and delivery of the Tender and Option Agreement or the consummation of the transactions contemplated thereby or by this Agreement, and (ii) the Rights Agreement between the Company and SunTrust Bank, Atlanta, Georgia, as Rights Agent, dated as of August 19, 1997 (the "Rights Agreement") shall be amended to prevent this Agreement or the Tender and Option Agreement from resulting in the distribution of right certificates or Purchaser and Acquisition Sub or their affiliates from being an Acquiring Person (as defined in the Rights Agreement); and

     WHEREAS, the Boards of Directors of Purchaser and Acquisition Sub have approved the execution and delivery of this Agreement and have determined that it is advisable and in the best interests of their respective shareholders, that the Company and Acquisition Sub combine pursuant to the Merger in which Acquisition Sub will merge with and into the Company in accordance with the GBCC and upon the terms and subject to the conditions set forth herein, with the Company being the surviving corporation; and

     WHEREAS, the Board has, in light of and subject to the terms and conditions set forth herein, in accordance with the recommendation of a duly constituted special committee of independent members of the Board (the "Special Committee"), after considering the long-term prospects and interests of the Company and its shareholders (i) determined that the consideration to be paid for each Share in the Offer and the Merger (other than Shares held by Purchaser, Acquisition Sub or any affiliate thereof) is fair to the holders of such Shares and that the Offer and the Merger are in the best interests of such shareholders, (ii) approved and adopted this Agreement and (iii) resolved to recommend that the holders of such Shares approve this Agreement and the Merger upon the terms and subject to the conditions set forth herein; and

     WHEREAS, Purchaser, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Acquisition Sub and the Company hereby agree as follows:

                      ARTICLE I -- THE OFFER AND THE MERGER

     Section 1.1 The Offer. (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than ten (10) business days after the date of the public announcement of the execution of this Agreement, Purchaser shall cause Acquisition Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer to purchase for cash all of the issued and outstanding shares of Company Common Stock, and the associated rights (the "Rights") issued pursuant to the Rights Agreement, at a price of $18.35 per Share, net to the seller in cash, without interest (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject (i) to there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with any Shares beneficially owned by Purchaser or Acquisition Sub, represents at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding plus all Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans, outstanding warrants, outstanding options of any kind, convertible securities, or otherwise (to the extent such options, warrants, convertible securities or other rights are vested or exercisable) (the "Minimum Condition")), and (ii) to the other conditions set forth in Annex B hereto. Acquisition Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, including, without limitation, the Minimum Condition, accept for payment and pay for Shares tendered as soon as practicable after it is legally permitted to do so under applicable law. The Offer shall promptly be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex B hereto. Without the written consent of the Company, Acquisition

Sub shall not decrease the Offer Price, decrease the number of Shares sought, change the form of consideration to be paid in the Offer, increase the Minimum Condition, extend the Offer or amend or add to the offer conditions set forth in Annex B or amend, add or waive any other condition of the Offer in any manner adverse to the Company or the holders of the Shares. Notwithstanding the foregoing, but subject to any rights the Company may have under this Agreement, Acquisition Sub may, without the consent of the Company, extend the Offer one or more times, up to July 31, 2000, (i) if at the then scheduled expiration date of the Offer (which shall be not less than twenty (20) business days following the commencement of the Offer), or any extension thereof, any of the conditions to Acquisition Sub's obligation to accept for payment and pay for shares of Company Common Stock shall not be satisfied or waived; (ii) for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission ("SEC") or the staff of the SEC applicable to the Offer; or (iii) if, as of such date, all of the conditions to Acquisition Sub's obligations to accept payment for Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals less than 90% of the then outstanding Shares on a fully-diluted basis. Acquisition Sub shall terminate the Offer upon termination of this Agreement pursuant to its terms.

     (b) On the date the Offer is commenced, Acquisition Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO will include, as exhibits, any pre-commencement written communications to Company shareholders, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents") with respect to the Offer. Purchaser and Acquisition Sub agree that the Offer Documents shall comply in all material respects with the provisions of applicable Federal securities laws and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Acquisition Sub with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of Purchaser and Acquisition Sub further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to each of the holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Each of Purchaser and Acquisition Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by such party for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Purchaser and Acquisition Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC. In addition, Purchaser and Acquisition Sub agree to provide the Company and its counsel in writing with any comments Purchaser, Acquisition Sub or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly


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


after the receipt of such comments. Purchaser, Acquisition Sub and its counsel will advise the Company and its counsel of the substance of all communications received by Purchaser, Acquisition Sub and its counsel from the SEC and its staff relating to the Schedule TO, the Offer, the Merger, this Agreement or the transactions contemplated thereby.

     (c) Purchaser shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Acquisition Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Special Committee and the Board, at meetings duly called and held on the date or dates on or before which the parties entered into this Agreement and the Tender and Option Agreement, have unanimously adopted resolutions (i) determining that each of the Offer and the Merger are fair to and in the best interests of the Company's shareholders (other than Purchaser, Acquisition Sub and their affiliates); (ii) approving this Agreement and the transactions contemplated hereby (including, without limitation, (x) the acquisition of the Company by Purchaser or any of its affiliates, and any purchase of Shares in connection therewith, by means of this Agreement, the Offer, the Merger and the Tender and Option Agreement, and any other transactions conducted to effectuate the acquisition of the Company by Purchaser or its affiliates in accordance with this Agreement ("Other Transactions")) and (y) any other transactions contemplated hereby and by the foregoing clause (x)); (iii) resolving to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Acquisition Sub and approve and adopt this Agreement and the Merger, subject to the Company's rights pursuant to Section 5.2; (iv) approving all of the actions and transactions referenced herein, with the consequences that the requirements for "business combinations" set forth in Sections 14-2-1110 through 14-2-1133 of the GBCC will not be applicable to the Merger; and (v) approving an amendment to the Rights Agreement, as necessary (the "Rights Amendment"), (A) to prevent this Agreement, the Tender and Option Agreement or the consummation of any of the transactions contemplated hereby or thereby, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate right certificates or the occurrence of a Distribution Date (as defined therein) and (B) to provide that neither the Purchaser nor Acquisition Sub shall be deemed to be an Acquiring Person (as defined therein) by reason of the transactions expressly provided for in this Agreement and the Tender and Option Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Special Committee and the Board described in the immediately preceding sentence. The Company shall not amend, revoke, withdraw or modify the approval of Purchaser's acquisition of the Company Common Stock by reason of the Offer, the Merger or the Tender and Option Agreement so as to render the restrictions of Sections 14-2-1110 through 14-2-1133 of the GBCC applicable thereto; provided, however, that the Company may take any such action if this Agreement has been terminated pursuant to Section 7.1(g) hereof and Acquisition Sub has been paid the fees contemplated by Section 7.3 hereof.


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


     (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9
(together with all amendments and supplements thereto, and including the exhibits thereto, the "Schedule 14D-9") which, except as provided in Section 5.2, shall contain the statements to the same effect as those referred to in
Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable Federal securities laws, and the rules and regulations promulgated thereunder, and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Purchaser and Acquisition Sub in writing specifically for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Each of the Company, on the one hand, and Purchaser and Acquisition Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to each of the holders of the Shares, in each case as and to the extent required by applicable Federal securities laws. Purchaser, Acquisition Sub and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Purchaser, Acquisition Sub and its counsel in writing any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company and its counsel will advise Purchaser, Acquisition Sub and its counsel of the substance of all communications received by the Company from the SEC and its staff relating to the Schedule 14D-9, the Merger, this Agreement or the transactions contemplated hereby.

     (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Acquisition Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Acquisition Sub may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company, all copies and any extracts or summaries from such information then in their possession or control.


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


     Section 1.3 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the GBCC, at the Effective Time (as hereinafter defined) the Company and Acquisition Sub shall consummate a merger (the "Merger") pursuant to which (a) Acquisition Sub shall merge with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease, (b) the Company shall be the successor or the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Georgia and (c) the corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     Section 1.4 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause (a) a Certificate of Merger to be executed and filed on the date of the Closing (as hereinafter defined) (or on such other date as Purchaser and the Company may agree) with the Secretary of State of Georgia in such form as required by, and executed in accordance with the relevant provisions of, the GBCC, and (b) all other filings or recordings required by the GBCC in connection with the Merger. Prior to the filing referred to in this Section 1.4, a closing (the "Closing") will be held at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, at 10:00 a.m., Dallas, Texas time (or such other place, date and time as the parties may agree in writing). The Merger shall become effective at such time as such Certificate of Merger is duly filed with the Secretary of State of Georgia, or at such later time specified in such Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of the Company and Purchaser, the parties hereto shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any Governmental Entity (as defined below) having authority over and approving or exempting the Merger and
(ii) the date on which the shareholders of the Company approve this Agreement and the Merger to the extent such approval is required by applicable law; or such later date within two (2) business days thereof as may be specified by Purchaser.

     Section 1.5 Effects of the Merger. At the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.6 Amended and Restated Articles of Incorporation and Bylaws.

     (a) The Amended and Restated Articles of Incorporation (the "Restated Articles") of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

     (b) The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 1.7 Directors. (a) Promptly upon the purchase of and acceptance for payment for any Shares (including, without limitation, all Shares subject to the Tender and Option Agreement) by Acquisition Sub or any affiliate of Acquisition Sub pursuant to the Offer or the Tender and Option Agreement which represents the Minimum Condition, Acquisition Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors then serving on such Board (after giving effect to the directors designated by Acquisition Sub pursuant to this Section) multiplied by the ratio of the aggregate number of Shares beneficially owned by Acquisition Sub and any of its affiliates to the total number of Shares then outstanding. The Company shall, upon request of Acquisition Sub, take all action necessary to cause Acquisition Sub's designees to be elected or appointed to the Board, including, without limitation, increasing the size of the Board or, at the Company's election, securing the resignations of such number of its incumbent directors as is necessary to enable Acquisition Sub's designees to be so elected or appointed to the Board, and shall cause Acquisition Sub's designees to be so elected or appointed. At such time, the Company shall also cause persons designated by Acquisition Sub to constitute the same percentage (rounded up to the next whole number) as is on the Board of (i) each committee of the Board, (ii) each board of directors (or similar body) of each Subsidiary (as defined below) of the Company and (iii) each committee (or similar body) of each such board. In the event that Acquisition Sub's designees are elected to the Board, until the Effective Time, the Board shall have at least two directors who are directors on the date hereof (the "Company Directors"). In such event, if either of the Company Directors is unable to serve for any reason whatsoever, the other directors shall designate a person to fill such vacancy who shall not be a designee, shareholder or affiliate of Acquisition Sub to be a Company Director for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Acquisition Sub's designees are elected to the Board, after the acceptance for payment of shares of Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Company Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Acquisition Sub's respective obligations hereunder or (d) take any other action by the Board of Directors of the Company in connection with this Agreement.

     (b) Subject to applicable law, the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.7(a), including mailing to shareholders as part of the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1, as is necessary to enable Acquisition Sub's designees to be elected to the Board. Purchaser and Acquisition Sub shall supply the Company with any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of Section 1.7(a) are in addition to and shall not limit any rights which Acquisition Sub or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

     (c) The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Restated Articles and the Bylaws of the Surviving Corporation until each such director's successor is duly elected or appointed and qualified.

     Section 1.8 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Restated Articles and the Bylaws of the Surviving Corporation until each such officer's successor is duly elected or appointed and qualified.

     Section 1.9 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all rights, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.10 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of Purchaser, Acquisition Sub or the Company:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, together with the associated Rights issued pursuant to the Rights Agreement, other than (i) any Shares to be canceled pursuant to Sections 1.10(b) and 1.10(c) and (ii) any Dissenting Shares (as defined in Section 2.1 hereof), shall be canceled and extinguished and be converted into the right to receive $18.35 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share in the manner provided in Section 2.2 hereof and less any required withholding of Taxes (as hereinafter defined). From and after the Effective Time, all such Shares shall no longer be outstanding and shall be deemed to be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such certificate in accordance with Section 2.2 hereof, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Article 13 of the GBCC.

          (b) Each Share held in the treasury of the Company and each Share owned by any Subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be canceled, retired and case to exist and no payment or distribution shall be made with respect thereto.

          (c) Each issued and outstanding share of common stock, par value $0.01 per share, of Acquisition Sub, shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

     Section 1.11 Stock Options and Warrants. At or immediately prior to the Effective Time, each outstanding stock option (an "Option") to purchase Shares granted under any stock option plan, compensation plan or arrangement of the Company or outstanding warrant (a "Warrant") to purchase Shares shall be canceled and the holder of each such Option or Warrant (whether or not then vested or exercisable) shall be paid by the Company promptly after the Effective Time for each such Option or Warrant an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the applicable exercise price per Share and (b) the number of Shares each holder could have purchased (assuming full vesting and exercisability of such Option or Warrant) had such holder exercised such Option or Warrant in full immediately prior to the Effective Time.

     Section 1.12 Special Meeting of Shareholders. If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law, subject to the terms and conditions of this
Agreement:

          (a) as soon as reasonably practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement;

          (b) except as permitted in Section 1.12(c) and 5.2 below, include in the Proxy Statement (as hereinafter defined) the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the approval and adoption of this Agreement;

          (c) use reasonable efforts to obtain shareholder approval (subject to the Board, after having consulted with legal counsel, determining in good faith that the taking of such action would constitute a breach of the Board's fiduciary obligations under applicable law);

          (d) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by it in the proxy or information statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement, and cause a definitive proxy or information statement, including any amendment or supplement thereto (such proxy or information statement, together with any amendments or supplements thereto, the "Proxy Statement") to be mailed to its shareholders at the earliest practicable time; and

          (e) incorporate into the Proxy Statement written information provided by Purchaser concerning Purchaser and Acquisition Sub required to be included in the Proxy Statement. The Company shall not be responsible or liable for any untrue statement of a material fact or omission to state a material fact required to be stated in the Proxy Statement or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Purchaser or Acquisition Sub furnished to the Company by Purchaser specifically for use in the Proxy Statement. Purchaser agrees that the written information concerning Purchaser and Acquisition Sub provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting(s) of shareholders of the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 1.13 Merger Without Approval of Company Shareholders. Notwithstanding Section 1.12 hereof, in the event that Acquisition Sub or any permitted assignee of Acquisition Sub shall acquire at least 90% of the outstanding Shares, pursuant to the Offer, the Tender and Option Agreement or otherwise, the parties hereto agree, subject to Article VI hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company's shareholders, in accordance with Section 14-2-1104 of the GBCC. If the Board so approves a merger pursuant to Section 14-2-1104, Acquisition Sub shall, and shall cause any permitted assignee to, continue to hold not less than 90% of the issued and outstanding shares of Company Common Stock until the consummation or abandonment of such merger.

               ARTICLE II -- DISSENTING SHARES; PAYMENT FOR SHARES

     Section 2.1 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for payment for his Shares in accordance with Article 13 of the GBCC and as of the Effective Time has neither withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.10, but the holder thereof shall be entitled to only such rights as are granted by the GBCC.

     (b) Notwithstanding the provisions of Section 2.l(a), if any holder of Shares who demands payment for his Shares under Article 13 of the GBCC effectively withdraws or loses (through failure to perfect or otherwise) his right to such payment under Article 13, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.10(a), without interest thereon, upon surrender of the certificate or certificates representing such Shares pursuant to Section 2.2 hereof.

     (c) The Company shall give Purchaser (i) prompt notice of any such demands for payment under Article 13 of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the GBCC received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the GBCC. The Company shall not voluntarily make any payment with respect to any demands for payment and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

     Section 2.2 Payment for Shares.

     (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company, reasonably acceptable to the Company, to act as paying agent in connection with the Merger (the "Paying Agent") pursuant to a paying agent agreement providing for the matters set forth in this Section 2.2 and otherwise reasonably satisfactory to the Company. At the Effective Time, Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 1.10. Such funds shall be invested as directed by the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation and no part thereof shall accrue to the benefit of the holders of the Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 1.10 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration (together, the "Transmittal Documents"). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, without any interest thereon, and less any applicable withholding Taxes, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person (as hereinafter defined) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered in accordance with the provisions of and as contemplated by this Section 2.2 each Certificate (other than (i) Certificates representing Shares subject to Sections 1.10(b) and 1.10(c) and (ii) Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this
Section 2.2. Upon the surrender of Certificates in accordance with the terms and instructions contained in the Transmittal Documents, Purchaser shall cause the Paying Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Purchaser or in the treasury of the Company).

     (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates that immediately before the Effective Time represented outstanding Shares.

     (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided herein or by applicable law.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the Merger Consideration for the Shares represented thereby. When authorizing such payment of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (f) Promptly following the date which is six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any earnings and interest received with respect thereto), Certificates and other documents in its possession relating to the Merger, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

     (g) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal withholding Taxes or, as set forth in Section 2.2(b), stock transfer Taxes payable by such holder.

     (h) Notwithstanding anything to the contrary in this Section 2.2, none of the Paying Agent, Purchaser or the Surviving Corporation shall be liable to any holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the schedules delivered to Purchaser prior to the execution of this Agreement setting forth specific exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Purchaser as follows:

     Section 3.1 Organization and Qualification, Subsidiaries. (a) The Company Disclosure Schedule sets forth in Section 3.1(a) a complete list of all Subsidiaries of the Company that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of its Subsidiaries that are general or limited partnerships, limited liability companies or other non-corporate entities (identifying the law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as noted in Section 3.1(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is a corporation and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (as to corporations) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Each Subsidiary of the Company which is not a corporation has all power and authority under its governing documents and the law under which it was organized to own, lease and operate its properties and to carry on its businesses as now being conducted. The minute book and other organizational documents for each of the Company and its Subsidiaries have been made available to Purchaser for its review and, except as disclosed in Section 3.1(a) of the Company Disclosure Schedule, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders thereof. The Company has heretofore delivered or made available to Purchaser accurate and complete copies of the Restated Articles and Bylaws, as currently in effect, of the Company and promptly will deliver to Purchaser, upon request, accurate and complete copies of the certificate or articles of incorporation and bylaws, as currently in effect, of each of its Subsidiaries. As used in this Agreement, the term "Subsidiary" shall mean with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (b) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term "Company Material Adverse Effect" shall mean any change(s) or effect(s) that, individually or in the aggregate, are materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding in all cases:
(i) events or conditions generally affecting the industry in which the Company and its Subsidiaries operate or arising from changes in general business or economic conditions; (ii) any effect resulting from any change in law or GAAP, which generally affects entities such as the Company or its Subsidiaries; (iii) events resulting from the execution and/or announcement of this Agreement, including, without limitation, any material adverse change in the relationship of Owens Corning or CertainTeed with the Company or its Subsidiaries; and (iv) any effect resulting from compliance by the Company or any of its Subsidiaries with the terms of this Agreement.

     (c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns (i) any equity interest, or option to purchase such an interest, in any corporation or other entity or (ii) marketable securities where the Company's or its Subsidiary's equity interest in any entity exceeds five percent (5%) of the outstanding equity of such entity on the date hereof.

     Section 3.2 Capitalization of the Company and its Subsidiaries. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, no par value (the "Preferred Stock"). As of the date hereof, 8,718,507 shares of Common Stock are issued and outstanding and no shares of Preferred Stock are outstanding. As of the date hereof, 1,189,911 shares of Company Common Stock and no shares of Preferred Stock are held in the treasury of the Company. All of the Shares have been validly issued, are fully paid, nonassessable and have been issued free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule identifies the number of shares of each class of capital stock of the Company which are reserved and subject to any Company Benefit Plan (as defined in Section 3.11(h)), indicating the name of the plan, the date of the grant, the holder of the option, the number of shares granted, the type of option and the exercise price thereof. Section 3.2(a) of the Company Disclosure

Schedule also identifies the number of shares of each class of capital stock of the Company which are reserved and subject to any warrant of the Company, indicating the warrant agreement, the date of the warrant, the holder of the warrant, the number of shares subject to the warrant and the exercise price thereof. The actions to be taken in Section 1.11 hereof with respect to all outstanding options and warrants of the Company are permissible under the terms of such options and warrants without any further action on the part of the Company, Purchaser or the holders of any such options or warrants. As of the date hereof, options to purchase 1,600,025 shares of Company Common Stock were outstanding under Company Benefit Plans and warrants to purchase 200,000 shares of Company Common Stock were outstanding. Except as set forth above and except for the Rights issued pursuant to the Rights Agreement, there are outstanding
(i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or any of its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) of the Company or any of its Subsidiaries to issue or sell, directly or indirectly, any capital stock, voting securities, securities convertible into or exchangeable for capital stock or voting securities, or other securities of the Company or any of its Subsidiaries, or any other ownership interests in the Company or any of its Subsidiaries and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights (collectively, "Company Securities"). Except for the put options relating to the capital stock of Field Marketing, Inc., there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law) and is fully paid and non-assessable and was issued free of preemptive rights. For purposes of this Agreement, "Lien" shall mean, with respect to any asset (including, without limitation, any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restriction of any kind in respect of such asset (other than rights or interests held by lessors or sublessors under operating leases entered into in the ordinary course of business and other than Permitted Liens). For purposes of this Agreement, "Permitted Liens" shall mean
(i) statutory Liens not yet delinquent, (ii) Liens with respect to the properties or assets that do not, individually or in the aggregate, materially detract from the value or interfere with the use of the properties or assets or otherwise materially impair present business operations at such properties,
(iii) Liens for Taxes and other governmental charges not yet delinquent or the validity of which are being contested in good faith by appropriate actions and
(iv) Liens reflected on the 1999 Financial Statements or Section 3.2(b) of the Company Disclosure Schedule.

     (c) The Shares and the Rights constitute the only class of equity securities of the Company or any of its Subsidiaries registered or required to be registered under the Exchange Act.

     (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

     (e) Other than as set forth in the 1999 Financial Statements (as defined in Section 3.4(a)) or in Section 3.2(e) of the Company Disclosure Schedule, there is no outstanding material Indebtedness (as hereinafter defined) of the Company or any of its Subsidiaries. Except as identified in the 1999 Financial Statements or in Section 3.2(e) of the Company Disclosure Schedule, no such Indebtedness of the Company or its Subsidiaries contains any restriction upon
(i) the prepayment of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or its Subsidiaries, respectively, or (iii) the ability of the Company or its Subsidiaries to grant any Liens on its properties or assets. For purposes of this Agreement, "Indebtedness" shall include (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and operating leases), (ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases,
(iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Lien on any property and (vi) all guarantee obligations.

     Section 3.3 Authority Relative to this Agreement, Consents and Approvals.
(a) The Company has all the necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger in accordance with the terms hereof (subject to obtaining the necessary approval and adoption of this Agreement and approval of the Merger by the shareholders of the Company as contemplated by Section 1.12 hereof). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by the Board and, except for obtaining the approval of the Company's shareholders as contemplated by Section 1.12 hereof, no other corporate action or corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger. This Agreement has been duly and validly executed and delivered by the Company, and assuming due and valid authorization, execution and delivery by Purchaser and Acquisition Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by it for the consummation by the Company of the transactions contemplated by this Agreement, including the Offer, the Merger and the acquisition of Shares pursuant to the Offer, the Merger, the Tender and Option Agreement, and any Other Transactions, including, without limitation, all matters contemplated by Section 1.2(a)(ii) hereof. The actions set forth in Section 1.2(a) are all the actions required, and are sufficient, to render the relevant antitakeover provisions of Sections 14-2-1110 through 14-2-1133 of the GBCC inapplicable to the Offer, the Merger, the Tender and Option Agreement and any Other Transactions so long as this Agreement has not been terminated in accordance with its terms.

     (c) The Rights Amendment will be sufficient to render the Rights inoperative with respect to any acquisition of Shares by the Acquisition Sub or any of its affiliates pursuant to this Agreement and/or the Tender and Option Agreement. As a result of the Rights Amendment, the Rights shall not be exercisable as a result of the acceptance for payment of Shares pursuant to the Offer and/or the purchase of Shares by Acquisition Sub pursuant to the Tender and Option Agreement.

     (d) Credit Suisse First Boston Corporation (the "Financial Advisor") has consented to inclusion of its opinion in the Company's Schedule 14D-9 in such form and substance as is satisfactory to such Financial Advisor.

     Section 3.4 SEC Reports, Financial Statements. (a) Except as set forth on
Section 3.4(a) of the Company Disclosure Schedule, since October 31, 1998, the Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the SEC's rules and regulations promulgated thereunder and the Exchange Act and the SEC's rules and regulations promulgated thereunder, including, without limitation, any financial statements or schedules included therein (any such documents filed prior to the date hereof being collectively, the "Company SEC Documents"). At the time filed, or in the case of registration statements on their respective effective dates, the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time filed (or in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC. The audited financial statements dated October 31, 1999 delivered to Purchaser (the "1999 Financial Statements") and the financial statements included in the Company SEC Documents filed since October 31, 1998 (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iv) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the times and for the periods referred to therein, except that any such Financial Statements that are unaudited, interim financial statements were or are subject to normal and recurring year end adjustments, which were not or are not expected to be material in amount or effect.

     (b) The Company has heretofore delivered or made available to Purchaser, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the three fiscal years ended October 31, 1996, October 31, 1997 and October 31, 1998, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since October 31, 1998 and (iii) all other reports or registration statements filed by the Company with the SEC since October 31, 1998.

     (c) The Company has heretofore furnished or made available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed by the Company with the SEC, to all agreements, documents or other instruments which previously had been filed by the Company and are currently in effect.

     Section 3.5 Proxy Statement. The Proxy Statement to be sent to the shareholders of the Company in connection with the Special Meeting, as of the date first mailed to the shareholders of the Company and at the time of the Special Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the SEC rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on written information supplied by or on behalf of Purchaser, Acquisition Sub or any of their respective affiliates specifically for inclusion therein.

     Section 3.6 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or any foreign, provincial, federal, state, county or local administrative, governmental or regulatory body, agency, authority (including a self-regulated authority), instrumentality, commission, board or body (a "Governmental Entity") is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger, except (a) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and comparable Canadian requirements, (b) pursuant to the applicable requirements of the Exchange Act and the SEC's rules and regulations promulgated thereunder, (c) the filing and recordation of the Certificate of Merger pursuant to the GBCC or (d) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger will (i) conflict with or result in any breach of any provision of the respective Certificate or Articles of Incorporation or Bylaws (or similar governing documents) of the Company or of any its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) or require any consent pursuant to, or result in the creation of any Lien on any asset of the Company or its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for any such violations, breaches, defaults (or rights of termination, amendment, cancellation or acceleration), Liens or failures to obtain consents which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.7 No Default. None of the Company or any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its Certificate or Articles of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.8 No Undisclosed Liabilities. Except (a) for liabilities incurred pursuant to the terms of this Agreement, (b) for liabilities that are accrued or reserved against in the consolidated balance sheet of the Company included in the 1999 Financial Statements (the "Company Balance Sheet"), or (c) as set forth in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would reasonably be expected to have, a Company Material Adverse Effect or that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet, or in the notes thereto, of the Company. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no Indebtedness of the Company and its Subsidiaries which exceeds $50,000 and will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such Indebtedness (with or without due notice or lapse of time) as a result of this Agreement or the Merger. Neither the Company nor any Subsidiary has incurred or paid any liability since the date of the Company Balance Sheet except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Documents or in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability of any Person for any amount in excess of $100,000. As used in this Section 3.8, the term "liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     Section 3.9 Litigation. Except as disclosed in the Company SEC Documents or in Section 3.9 of the Company Disclosure Schedule, there is no suit, claim, complaint, action, arbitration, criminal prosecution, governmental or other examination, investigation, hearing, administrative or other proceeding (collectively, "Litigation") pending or, to the knowledge of the Company, threatened against, affecting or involving the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which is reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents or in Section
3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which is reasonably likely to have a Company Material Adverse Effect. Reserves reflected on the 1999 Financial Statements are adequate for all Litigation disclosed in the Company SEC Documents or in Section 3.9 of the Company Disclosure Schedule. Section 3.9 of the Company Disclosure Schedule contains a summary of all Litigation as of the date of this Agreement where the potential liability is reasonably likely to exceed $25,000 (i) to which the Company or any Subsidiary is a party or (ii) which names the Company or any Subsidiary as a defendant or cross-defendant or for which the Company or any Subsidiary has any potential liability.

     Section 3.10 Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. None of the directors, officers, agents, representatives or employees of the Company or its Subsidiaries (in their capacity as directors, officers, agents, representatives or employees) has taken any action or made any omission which would violate any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Sections 3.9 or 3.10 of the Company Disclosure Schedule or in the Company SEC Documents, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries, or with respect to any of their respective directors, officers, agents, representatives or employees (in regard to actions taken or omissions made in their capacity as directors, officers, agents, representatives or employees) is pending or, to the knowledge of the Company, threatened. Excluded from the scope of this representation and warranty are all matters related to Environmental Laws, Materials of Environmental Concern or Environmental Claims (as such terms are defined in Section 3.12); these excluded matters, to the extent subject to a representation and warranty under this Agreement, are covered exclusively by Section 3.12.

     Section 3.11 Employee Benefit Matters. (a) All Company Benefit Plans are listed in Section 3.11 of the Company Disclosure Schedule or in the Company SEC Documents. True and complete copies of the Company Benefit Plans (including: (i) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Company Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1992, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Company Benefit Plan with respect to the most recent three (3) plan years, (iv) the most recent summary plan descriptions and any material modifications thereto and (v) any filing or compliance action taken under Revenue Procedures 98-22, 99-13, or 99-31) have been provided or made available to the Purchaser. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, each Company Benefit Plan has been administered and maintained in all material respects in compliance with its terms, with the material provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with the Internal Revenue Code of 1986, as amended (the "Code"), and with all other applicable laws. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and no event has occurred that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan or the tax-exempt status of any trust. All government approvals for tax exemption of any trust applicable to a Company Benefit Plan have been timely obtained and all such approvals as well as all IRS determination letters applicable to a Company Benefit Plan continue in full force and effect. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company to a Tax imposed by either Section 4975 of the Code or Section 502(i) of ERISA. To the knowledge of the Company, there are no pending, nor has the Company or any of its Subsidiaries received notice of any threatened, claims against or otherwise involving any of the Company Benefit Plans (other than routine claims for benefits). No Company Benefit Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation and, to the knowledge of the Company, no such audit or investigation is threatened. Except as listed on Section 3.11(a) of the Company Disclosure Schedule, all contributions and other payments required to be made as of the date of this Agreement to, or pursuant to, the Company Benefit Plans have been made or accrued for in the 1999 Financial Statements. Neither the Company nor any entity under "common control" with the Company within the meaning of
Section 4001 of ERISA has at any time contributed to, or been required to contribute to, any "pension plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including, without limitation, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA) and neither the Company nor any such entity has at any time incurred or could reasonably expect to incur any liability under Title IV of ERISA. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any employee or agent thereof, has made any oral or written representation to any participant in or beneficiary of a Company Benefit Plan, or to any other individual or entity that is contrary to the written or otherwise preexisting terms and provisions of any Company Benefit Plan, which representations (in the aggregate) could reasonably create a material liability for the Company.

     (b) Except as listed on Section 3.11(b) of the Company Disclosure Schedule or in the Company SEC Documents, the consummation of the Merger will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, employment or severance agreement, trust, loan or other compensation or benefits agreement or arrangement that will or may result in any payment (whether of severance pay, unemployment compensation, golden parachute or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director, agent or consultant of the Company or any Subsidiary. Except as listed on
Section 3.11(b) of the Company Disclosure Schedule, no such payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits will cause a loss of tax deductions under Section 280G of the Code.

     (c) Except as listed on Section 3.11(c) of the Company Disclosure Schedule,
(i) neither the Company nor any of its Subsidiaries maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon or with respect to periods following his retirement or termination of employment, except as may be required by Section 4980B of the Code and (ii) there are no restrictions on the rights of the Company to amend or terminate any such retiree health or benefit Plan without incurring any liability thereunder.

     (d) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Company and their respective beneficiaries, have been fully reflected on the 1999 Financial Statements to the extent required by and in accordance with GAAP.

     (e) To the extent a Company Benefit Plan has excluded any individual from coverage, such exclusion is (i) consistent with the written terms of the Company Benefit Plan, (ii) enforceable under the terms of such Plan, (iii) consistent with the terms of any agreement with such individual (whether written or oral) and (iv) enforceable under applicable law.

     (f) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject the Company or Purchaser to any direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA.

     (g) Except as listed on Section 3.11(g) of the Company Disclosure Schedule, all Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete and have been timely distributed to participants of the Company Benefit Plans (as required by law).

     (h) "Company Benefit Plan" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, maintained by, sponsored in whole or in part by, or contributed to by the Company or any of its Subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. Company Benefit Plans include (but are not limited to) "employee benefit plans" as defined in
Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of the Company, or any dependent or beneficiary thereof, maintained by the Company or under which the Company has any obligation or liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) generally available to any or all employees (or former employees) of the Company (or their beneficiaries of dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

     (i) Neither Purchaser nor the Company has any liability or obligation with respect to any Company Benefit Plan (including any previously adopted Company Benefit Plan) or any other employee benefit, plan, program, arrangement or policy that covers employees of the Company, other than those listed on Schedule 3.11(i) of the Company Disclosure Schedule or reflected on the 1999 Financial Statements or listed in the Company SEC Documents.

     Section 3.12 Environmental Laws and Regulations. (a) Except as shown on
Section 3.12(a) of the Company Disclosure Schedule, and except for such failures to comply which would not, individually or in the, aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is and has been in full compliance with all Environmental Laws (as defined in Section 3.12(b)) and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern (as defined in Section 3.12(b)) or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) has all permits, licenses, certificates, variances, exemptions, orders, authorizations and approvals of Governmental Entities ("Environmental Permits") required under all applicable Environmental Laws, except for those Environmental Permits which, if the Company or a Subsidiary did not have, such failure would not have a Company Material Adverse Effect; and (iii) is in compliance with the terms and conditions of such Environmental Permits.

     (b) For purposes of this Agreement, the term "Environmental Laws" shall mean any and all codes, laws (including, without limitation, common law), ordinances, regulations, reporting or licensing requirements, rules, or statutes relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Sections 11001 et seq.); (iv) the Clean Air Act (42 U.S.C. Sections 7401 et seq.); (v) the Clean Water Act (33 U.S.C. I 1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.); (viii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vii) of this subparagraph, (ix) any amendments to the statutes, laws or ordinances listed in parts (i) - (viii) of this subparagraph, in existence on the date hereof, (x) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (ix) of this subparagraph in existence on the date hereof; and (xi) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like now in effect relating to environmental, health or safety matters.

     For purposes of this Agreement, the term "Materials of Environmental Concern" shall mean any and all chemicals, substances, wastes, materials, pollutants, contaminants, equipment or fixtures defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, lead or lead-based paints or materials, radon, asbestos or asbestos-containing materials and polychlorinated biphenyls ("PCBs").

     (c) Except as shown on Section 3.12(c) of the Company Disclosure Schedule, and except for such written communications which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in full compliance with or is potentially liable under any Environmental Laws. In addition, no Lien has arisen on any properties or assets of the Company or any Subsidiary under or as a result of any Environmental Law.

     (d) Except as shown on Section 3.12(d) of the Company Disclosure Schedule, and except for such Environmental Claims which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company has not received written notice of any claim, action, cause of action, investigation or notice (together, "Environmental Claims") alleged, filed or being conducted by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, disposal, placement, burial, migration or release, of any Materials of Environmental Concern at, on, under, to or from any location or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or threatened against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

     (e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, there has been no disposal, placement, burial or release of Materials of Environmental Concern by the Company or any Subsidiary or, to the knowledge of the Company, by any other Person, on, in, at or from any of the properties or facilities owned or operated by the Company or any of its Subsidiaries, except for such disposal, placement, burial or release which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     (f) Without in any way limiting the generality of the foregoing, except as set forth in Section 3.12(f) of the Company Disclosure Schedule and, except for any of the matters below which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) there are no above ground storage tanks, underground storage tanks, oil/water separators, water treatment facilities or septic systems located on any property owned, leased, operated or controlled by the Company or any of its Subsidiaries, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company or any of its Subsidiaries and (iii) no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Company or any of its Subsidiaries.

     (g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are not subject to any Environmental Laws requiring the performance of site assessment for Materials of Environmental Concern, or the removal or remediation of Materials of Environmental Concern, or the giving of notice to or receiving the approval of any Governmental Entity, or the recording or delivery to other Persons of any disclosure document or statement pertaining to environmental matters by virtue of the Merger or as a condition to the Merger.

     Section 3.13 Rights Agreement. The Company has taken all necessary action so that the execution of this Agreement, announcement or consummation of the Offer and the Merger and announcement or consummation of the other transactions contemplated by this Agreement do not and will not (a) cause the Rights issued pursuant to the Rights Agreement to separate from the shares of Common Stock to which they are attached or to be triggered or to become exercisable, (b) cause any

Person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement). The Company has furnished to Purchaser true and complete copies of all amendments to the Rights Agreement that fulfill the requirements of this Section 3.13 and such amendments are in full force and effect.

     Section 3.14 Brokers. No broker, finder or investment banker other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Purchaser, is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

     Section 3.15 Absence of Certain Changes. Except as disclosed in Section
3.15 of the Company Disclosure Schedule or in the Company SEC Documents, since October 31, 1999, the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice and (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (r) of Section 5.1.

     Section 3.16 Taxes. Except as set forth in Section 3.16 of the Company Disclosure Schedule:

          (a) Each of the Company and its Subsidiaries has (i) duly filed (or there have been filed on its behalf) with the appropriate Tax Authorities (as hereinafter defined) all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date of this Agreement, and each such Tax Return is correct and complete in all material respects and (ii) duly paid in full or, made adequate accruals and reserves in its books and records in accordance with GAAP with full provision (or there has been paid or such provision has been made on its behalf for its sole benefit and recourse) for the payment of, all Taxes for all periods ending on or prior to the date of this Agreement, except for those Taxes being contested in good faith.

          (b) There are no Liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP with full provision made for the payment thereof.

          (c) Neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any Tax Authority or signed an agreement with regard to Taxes reasonably likely to have a Company Material Adverse Effect.

          (d) No Audit (as hereinafter defined) by a Tax Authority is presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Audit is threatened.

          (e) An Audit of each United States federal income Tax Return of the Company or any of its Subsidiaries has been completed by the applicable Tax Authorities (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including 1996, and no adjustments were asserted as a result of such Audits which have not been finally resolved and fully paid.

          (f) There are no agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or payment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney applicable to either the Company or any of its Subsidiaries with respect to any Taxes is in force.

          (g) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any agreement, arrangement or policy relating to the allocation, indemnification or sharing of Taxes.

          (h) The Company, as the common parent of an affiliated group of corporations (as defined in Section 1504 of the Code) consisting solely of the Company and the Subsidiaries that are "includable corporations" (within the meaning of Section 1504(b) of the Code), has filed since 1994 a consolidated return for United States federal income Tax purposes on behalf of itself and such Subsidiaries and neither the Company nor any of such Subsidiaries has been a member of an affiliated group filing a consolidated United States federal Tax Return other than the affiliated group in which they are currently members and of which the Company is the common parent.

          (i) With respect to completed pay periods, the Company and each of its Subsidiaries has withheld from its employees, independent contractors, creditors, stockholders, customers and third parties, and timely paid to the appropriate Tax Authority, proper amounts in all material respects with all Tax withholding provisions of applicable law.

          (j) No power of attorney is currently in force with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries.

          (k) Neither the Company nor any Subsidiary shall become obligated in connection with the closing of the Merger for the payment of any amount described in Section 162(m)(1) of the Code.

          (l) "Audit" means any audit, assessment or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes. "Tax" or "Taxes" means all federal, state, local and foreign taxes, levies, tariffs, duties (including custom duties) and other assessments and obligations (including liability with respect to unclaimed property) of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, penalties or costs applicable or related thereto, imposed, assessed or collected by any Tax Authority. "Tax Authority" means the IRS and any other Governmental Entity (domestic or foreign) responsible for the administration, assessment or collection of any Taxes. "Tax Returns" mean all federal, state, local and foreign tax returns (including information returns), declarations, statements, reports, requests, schedules and forms, including other documents or information submitted in connection therewith and any amendments thereto.

     Section 3.17 Intellectual Property. (a) Each of the Company and its Subsidiaries owns or has a license or other right to use all intellectual property used in and material to the conduct of its business, including, without limitation, all patents and patent applications, trademarks, trademark registrations and applications, copyrights and copyright registrations and applications, service marks and service names, computer software, technology rights and licenses, know-how, trade secrets, proprietary processes and formulae, franchises and inventions (collectively, the "Intellectual Property"), free and clear of all Liens.

     (b) Section 3.17(b) of the Company Disclosure Schedule sets forth a list of all license agreements (other than license agreements for non-customized third-party software) under which the Company or any of its Subsidiaries has granted or received the right to use any Intellectual Property, and neither the Company nor any of its Subsidiaries is in default under any such license.

     (c) Except as disclosed in the Company SEC Documents or in Section 3.17(c) of the Company Disclosure Schedule, no Person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any contractual arrangements entered into by the Company or any of its Subsidiaries or otherwise. To the knowledge of the Company, no former or present employees, officers or directors of the Company or any Subsidiary hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

     (d) There are no claims or suits pending or, to the knowledge of the Company, threatened (i) alleging that the conduct of the Company's or any of its Subsidiary's business infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property. To the knowledge of the Company, no Intellectual Property of the Company or any Subsidiary is being violated or infringed upon by any third party. There are no settlements, consents, judgments, orders or other agreements which restrict the Company's or any of its Subsidiary's rights to use any Intellectual Property.

     (e) Except as set forth in the Company SEC Documents or in Section 3.17(e) of the Company Disclosure Schedule, the Company has made no binding commitments to make any material expenditure in relation to the hardware or software or communications systems used or planned to be used in connection with the Company's business. All material computer equipment and systems used by any of the Company and its Subsidiaries and, to the knowledge of the Company, any major supplier of the Company or its Subsidiaries recognize the advent of the year 2000 and can correctly recognize and manipulate date information relating to dates on or after January 1, 2000, and the operation and functionality of such computer systems has not been adversely affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000, in each case, except for such failures to recognize, manipulate, operate or function as would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.18 Labor Matters. (a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries,
(ii) except as discussed on Section 3.18(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries,
(iii) except as disclosed on Section 3.18(a)(iii) of the Company Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any union organizing activities among the employees of the Company or any of its Subsidiaries, (iv) there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries, other than the Company Benefit Plans and those set forth on Section 3.18(a)(iv) of the Company Disclosure Schedule, true and correct copies of which have heretofore been delivered or made available to Purchaser, (v) each of the Company and its Subsidiaries is, and has at all times been, in compliance, in all material respects, with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable laws, except for such non-compliance which has not had a Company Material Adverse Effect, (vi) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no material pending grievance arising out of any collective bargaining agreement or other grievance procedure and (viii) to the knowledge of the Company, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices which, if determined adversely to the Company, would have or could reasonably be expected to have a Company Material Adverse Effect.

     (b) In any ninety (90)-day period during the twelve (12) months ending on the date of the Agreement, (i) neither the Company nor any of its Subsidiaries has effectuated a "plant closing," (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

     Section 3.19 Opinion of Financial Advisor. The Financial Advisor has delivered its opinion to the Special Committee and the Board to the effect that, as of the date of this Agreement, and based upon and subject to the matters stated in the opinion, the $18.35 per Share consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger Consideration to be received in the Merger by the holders of Shares (other than Purchaser, Acquisition Sub and their affiliates) is fair from a financial point of view to such holders. A copy of the written opinion will be delivered to Purchaser promptly following receipt thereof by the Special Committee.

     Section 3.20 Real Property. (a) Section 3.20 of the Company Disclosure Schedule sets forth a complete list of all real property owned or leased by the Company or any of its Subsidiaries or otherwise used by the Company or any of its Subsidiaries in, and material to, the conduct of their business or operations (collectively, together with all buildings, structures and other improvements and fixtures located on or under the land described in this Section
3.20 and all easements, rights and other appurtenances thereto, the "Real Property"). The Company or its Subsidiaries has good title to the owned Real Property and good leasehold interests in the leased Real Property, free and clear of all Liens. Copies of (i) all deeds, title insurance policies (including copies of exception documents thereunder) and surveys of the Real Property and
(ii) all documents evidencing all Liens upon the Real Property, to the extent such are in the files and records of the Company, have been furnished or made available to Purchaser or will be furnished or made available to Purchaser as promptly as practicable after the date of this Agreement. Except for the matters disclosed in the Company SEC Documents or in Section 3.20 of the Company Disclosure Schedule, there are no proceedings, claims, disputes or, to the Company's knowledge, conditions affecting any Real Property that would reasonably be expected to curtail or interfere with the use of such property, nor is an action of rezoning or eminent domain pending or, to the knowledge of the Company, threatened for all or any portion of the Real Property.

     (b) All buildings on the Real Property are free of material title and physical defects which do not have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Each of the Company and its Subsidiaries has obtained all appropriate certificates, licenses, permits, easements and rights of way, including proofs of dedication, required to use and operate the Real Property in the manner in which the Real Property is currently being used and operated, except for such easements, certificates, licenses, permits or rights of way the failure of which to have obtained does not have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) To the Company's knowledge, neither the Company nor any of its Subsidiaries is in violation in any material respect of any applicable building, zoning, health or other law, ordinance, regulation, contractual restriction or covenant in respect of the use or occupation of the Real Property or structures or their operations thereon.

     Excluded from the scope of this representation and warranty are all matters related to Environmental Laws, Materials of Environmental Concern or Environmental Claims; these excluded matters, to the extent subject to a representation and warranty under this Agreement, are covered by Section 3.12.

     Section 3.21 Material Contracts. (a) Section 3.21(a) of the Company Disclosure Schedule lists each of the following contracts and agreements of the Company and each of its Subsidiaries (such contracts and agreements, together with all contracts and agreements disclosed in Section 3.17(b) of the Disclosure Schedule, being "Material Contracts"):

          (i) each contract, agreement and other arrangement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or any of its Subsidiaries or otherwise related to the businesses of the Company or any of its Subsidiaries under the terms of which the Company or any of its
     Subsidiaries: (A) have paid or otherwise given consideration of more than $50,000 in the aggregate during the fiscal year ended October 31, 1999 or
     (B) are likely to pay or otherwise give consideration of more than $250,000 in the aggregate over the remaining term of such contract, agreement or other arrangement;

          (ii) each contract, agreement and other arrangement with suppliers and vendors for volume rebates associated with purchases of building products under the terms of which the Company or any of its Subsidiaries: (A) have paid or otherwise given consideration of more than $50,000 in the aggregate during the fiscal year ended October 31, 1999 or (B) are likely to pay or otherwise give consideration of more than $250,000 in the aggregate over the remaining term of such contract, agreement or other arrangement;

          (iii) each contract, agreement and other arrangement for the sale of inventory or other personal property or for the furnishing of services by the Company or any of its Subsidiaries which: (A) is likely to involve consideration of more than $50,000 in the aggregate during the fiscal year ended October 31, 1999 or (B) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract, agreement or other arrangement;

          (iv) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party;

          (v) all management contracts (including those relating to severance, change of control, termination or retirement) and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which provide for payments to any Person in any calendar year in excess of $50,000;

          (vi) all contracts and agreements relating to Indebtedness of the Company or any of its Subsidiaries in excess of $25,000 or to any direct or indirect guaranty by the Company or any of its Subsidiaries of Indebtedness of any other Person in excess of $25,000;

          (vii) all contracts and agreements that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract;

          (ix) any other contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the SEC as of the date of this Agreement (excluding this Agreement or any other agreements contemplated by or related to this Agreement or the Merger);

          (x) all contracts and agreements that provide indemnification rights or obligations of the Company or any of its Subsidiaries, which provide for potential payments after the Effective Time to any Person in excess of $250,000; and

          (xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or to the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

     (b) Each Material Contract: (i) is legal, valid and binding on the Company or the respective Subsidiary which is a party thereto and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and (ii) upon consummation of the Merger, except to the extent that any consents set forth in Section 3.6 of the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (x) is in breach of, or default under, any Material Contract or (y) to the knowledge of the Company, has repudiated or waived any material provision thereunder.

     (c) Except as shown at Section 3.21 of the Company Disclosure Schedule, no other party to any Material Contract is, to the knowledge of the Company, in material breach thereof or material default thereunder.

     (d) Except as set forth in Section 3.21(d) of the Company Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase any Company Securities or any properties or assets of the Company or any of its Subsidiaries.

     Section 3.22 Suppliers and Customers. Since October 31, 1998, no material licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries has canceled or otherwise modified (in a manner materially adverse to the Company) its relationship with the

Company or its Subsidiaries and, to the Company's knowledge, (a) no such Person has notified the Company or any of its Subsidiaries of its intention to do so and (b) the consummation of the Merger will not affect any of such relationships in a manner that would result in a Company Material Adverse Effect.

     Section 3.23 Accounts Receivable, Inventory. (a) The accounts receivable of the Company and its Subsidiaries as set forth on the Company Balance Sheet delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the Company Balance Sheet and reserves for the return of inventory have been determined in accordance with GAAP consistently applied and, to the knowledge of the Company, are sufficient to provide for any losses or returns which may be sustained on realization of the accounts receivable or return of inventory shown in the Company Balance Sheet.

     (b) As of the date of the Company Balance Sheet, the inventories shown on the Company Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business. All such inventories are valued on the Company Balance Sheet in accordance with GAAP, applied on a basis consistent with the Company's past practices.

     Section 3.24 Insurance. Section 3.24 of the Company Disclosure Schedule lists the Company's material insurance policies. Such policies are in adequate amounts and cover risks customarily insured against by businesses of the type operated by the Company and its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the respective dates set forth in Section 3.24 of the Company Disclosure Schedule. Except as set forth in Section 3.24 of the Company Disclosure Schedule, there are presently no claims for amounts exceeding in any individual case $250,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by the Company or any of its Subsidiaries under such policies.

     Section 3.25 Title and Condition of Properties. The Company and its Subsidiaries own good title, free and clear of all Liens, to all of the personal property and assets shown on the Company Balance Sheet, except for assets which have been disposed of to nonaffiliated third parties since the date of the Company Balance Sheet, in the ordinary course of business. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company or its Subsidiaries are in good condition and repair, except for ordinary wear and tear not caused by neglect and are usable in the ordinary course of business, except for any matter otherwise covered by this sentence which would not have, individually or in the aggregate, a Company Material Adverse Effect. All assets which are material to the Company's business on a consolidated basis and held under leases or subleases by the Company or any of its Subsidiaries are held under valid contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such contract is in full force and effect.

     Section 3.26 Statements True and Correct. No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.27 Board Recommendation. The Board, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (a) determined that this Agreement and the Merger are fair to and in the best interests of the shareholders of the Company (other than Purchaser or any affiliate thereof) and (b) resolved to recommend that such holders of the shares of Common Stock approve and adopt this Agreement and approve the Merger.

     Section 3.28 Required Vote. The affirmative vote of the holders of shares of Common Stock representing a majority of all shares entitled to vote at the Special Meeting is required to approve and adopt this Agreement and approve the Merger. No other vote of the shareholders of the Company is required by law, the Restated Articles, the Bylaws of the Company or otherwise in order for the Company to consummate the Merger.

            ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company as follows:

     Section 4.1 Organization. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Acquisition Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 4.2 Authority Relative to this Agreement. Each of Purchaser and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Offer and the Merger in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and Acquisition Sub and the consummation of the Offer, the Merger and the Tender and Option Agreement by Purchaser and Acquisition Sub have been duly and validly authorized by the Board of Directors of Purchaser and the Board of Directors of Acquisition Sub, and no other corporate action or other proceedings on the part of Purchaser or Acquisition Sub are necessary to authorize the execution and delivery by Purchaser and Acquisition

Sub of this Agreement or to consummate the Offer, the Merger and the Tender and Option Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and Acquisition Sub and, assuming due and valid authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of Purchaser and Acquisition Sub, enforceable against Purchaser and Acquisition Sub in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

     Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of a Certificate of Merger as required by the GBCC, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Purchaser or Acquisition Sub of this Agreement or the consummation by Purchaser or Acquisition Sub of the Offer and the Merger, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Purchaser Material Adverse Effect. Neither the execution, delivery or performance of this Agreement by Purchaser or Acquisition Sub, nor the consummation by Purchaser and Acquisition Sub of the Offer and the Merger, will (a) conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Purchaser or Acquisition Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) or require any consent pursuant to, or result in the creation of any Lien on any asset of Purchaser or Acquisition Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or Acquisition Sub is a party or by which either of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Purchaser or Acquisition Sub or any of their respective properties or assets, except in the case of (b) or (c) for any such violations, breaches, defaults (or rights of termination, amendment, cancellation or acceleration), Liens or failures to obtain consents which would not individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term "Purchaser Material Adverse Effect" shall mean any change or effect that is materially adverse to the business, results of operations or condition (financial or otherwise) of Purchaser or Acquisition Sub other than any change or effect that does not affect Purchaser's or Acquisition Sub's ability to perform their respective obligations under this Agreement.

     Section 4.4 Proxy Statement. None of the information supplied by Purchaser or Acquisition Sub in writing for inclusion in the Proxy Statement or the
Schedule 14D-9 will, at the respective times filed with the SEC and first published or sent or given to holders of Shares, or at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.5 Financing. Purchaser and Acquisition Sub have available funds sufficient in amount to consummate the Offer and Merger pursuant to this Agreement.

     Section 4.6 Brokers. Except as set forth in a disclosure letter to be provided separately to the Company by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer and the Merger based upon arrangements made by or on behalf of Purchaser.

     Section 4.7 No Default. Neither Purchaser nor Acquisition Sub is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its Articles of Incorporation or Bylaws, (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or Acquisition Sub is now a party or by which either of them or any of their respective properties or assets may be bound or
(c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Purchaser or Acquisition Sub or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

     Section 4.8 Litigation. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, there is no Litigation pending or, to the knowledge of Purchaser, threatened against, affecting or involving Purchaser or Acquisition Sub or any of their respective properties or assets before any Governmental Entity, and neither Purchaser nor Acquisition Sub is subject to any outstanding order, writ, injunction or decree.

     Section 4.9 Compliance with Applicable Law. Purchaser and Acquisition Sub hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Purchaser Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Purchaser and Acquisition Sub are in compliance with the terms of the Purchaser Permits, except where the failure so to comply would not have a Purchaser Material Adverse Effect. The businesses of Purchaser and Acquisition Sub are not being and have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. None of the directors, officers, agents, representatives or employees of Purchaser or Acquisition Sub (in their capacity as directors, officers, agents, representatives or employees) has taken any action or made any omission which would violate any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Purchaser or Acquisition Sub or with respect to any of their respective directors, officers, agents, representatives or employees

(in regard to actions taken or omissions made in their capacity as directors, officers, agents, representatives or employees) is pending or, to the knowledge of Purchaser, threatened.

                             ARTICLE V -- COVENANTS

     Section 5.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date hereof until the Effective Time, each of the Company and its Subsidiaries will conduct its operations in the ordinary course of business consistent with past practice and preserve intact its business organization and assets and maintain its rights and franchises. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, until the Effective Time the Company will not, and the Company will not permit its Subsidiaries to, without the prior written consent of Purchaser (which will not be unreasonably withheld or delayed):

          (a) amend or propose to amend the charter, bylaws or other governing instruments of the Company or any of its Subsidiaries;

          (b) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities, except as disclosed in Section 5.1(b) of the Company Disclosure Schedule or as required by agreements with the Company's employees under the Company Benefit Plans as in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities, except intercompany cash dividends in the ordinary course of business;

          (d) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business and in amounts not in excess of an aggregate of $1,000,000 (on a consolidated basis); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole, and except for obligations of wholly owned Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company or customary advances to employees in the ordinary course of business consistent with past practice for reasonable business expenses not to exceed an aggregate amount of $5,000 outstanding to any employee at any time) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person, whether pursuant to, a Company Benefit Plan or otherwise; (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

          (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries;

          (f) (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than general increases in wages to employees in the ordinary course consistent with past practice or other increases in each such instance as disclosed in Section 5.1(f) of the Company Disclosure Schedule) or to Persons providing management services; (ii) pay any severance or termination cost or any bonus other than pursuant to written contracts in effect on the date of this Agreement or disclosed in Section 5.1(f) of the Company Disclosure Schedule or enter into or amend any severance agreements with officers of the Company or any Subsidiary; (iii) make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than customary advances to employees in the ordinary course of business consistent with past practice for reasonable business expenses not to exceed an aggregate amount of $5,000 outstanding to any employee at any time); (iv) adopt, amend or terminate any new or existing Company Benefit Plan (other than as required by applicable law); (v) permit a new Option Period (as such term is defined in the Employee Stock Purchase Plan) to commence under the Employee Stock Purchase Plan after the Special Meeting; or (vi) make any expenditures for business entertainment purposes for any single event or occasion in excess of $1,000.

          (g) acquire, sell, transfer, lease, encumber or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries, taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries, taken as a whole;

          (h) except as may be required as a result of a change in law or in GAAP, change any of the Tax or accounting principles or practices used by it or make any material Tax election or amend any Tax Return previously filed or settle any material Audit;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

          (j) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries, taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000; (iv) make any capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000, provided, however, that no capital expenditures shall be made (A) to implement any information technology projects, (B) for transportation equipment, or (C) in respect of Field Marketing & Management, Inc.; (v) take any action whatsoever to implement or install the JD Edwards Software Program at any location at which the JD Edwards Software Program is not currently installed; or (vi) enter into or amend any contract, agreement commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

          (k) discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities fully reflected or reserved against in, or contemplated by, the consolidated 1999 Financial Statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

          (l) permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, unless the Company shall have obtained a comparable replacement policy;

          (m) enter into or amend any employment contract between the Company or any Subsidiary and any Person having a base salary thereunder in excess of $100,000 per year (unless such amendment is required by law) that the Company or any Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

          (n) commence or settle any Litigation other than in accordance with past practice and, with respect to any settlement, for an amount greater than $100,000;

          (o) enter into, modify, amend or terminate any Material Contract (including any standstill agreement, loan contract with an unpaid balance exceeding $100,000 or any of the agreements referred to in Section 5.10 hereof) or waive, release, compromise or assign any material rights or claims, except for modifications, in the ordinary course of business and consistent with past practice, to quantities specified in purchase orders;

          (p) take any action that would adversely affect the ability of any party to this Agreement to perform its covenants and agreements under this Agreement;

          (q) take any action that would cause an event of default under any Material Contract;

          (r) cause (or permit to exist) any circumstances that would result in a Company Material Adverse Effect; or

          (s) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(r) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

     Section 5.2 Acquisition Proposals. Except as hereinafter provided, neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or knowingly encourage the submission of any proposal or offer from any Person (as hereinafter defined) relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or a substantial equity interest in, the Company or any of its Subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its Subsidiaries (any such proposal or offer being an "Acquisition Proposal") or participate in any negotiations regarding, or furnish to any other Person any non-public information with respect to, or take any other action to knowingly facilitate the making of an Acquisition Proposal. Notwithstanding the foregoing provisions of this Section 5.2, (a) the Company may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its Subsidiaries, in each case only in response to a request for such information or access which was not solicited, initiated or knowingly encouraged by the Company or any of its affiliates, (b) the Board or the Special Committee may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act and (c) following receipt of an Acquisition Proposal from a third party, the Board or the Special Committee may withdraw or modify its recommendation referred to in Section 1.12, but in each case referred to in the foregoing clauses (a) through (c) only to the extent that the Board or the Special Committee shall conclude in good faith after consultation with legal counsel that the failure to take such action could reasonably be determined to be a breach of the Board's or the Special Committee's fiduciary obligations to the Company's shareholders under applicable law. In connection with any party's Acquisition Proposal, the Company will enter into an appropriate confidentiality agreement with such party. The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. From and after the execution of this Agreement, the Company shall promptly notify Purchaser of the receipt of any Acquisition Proposal, and, in any such notice to Purchaser, shall indicate in reasonable detail the material terms thereof and the identity of the other party or parties involved. Nothing in this Section 5.2 shall preclude the Company from making any disclosure to its shareholders that is required under applicable law. As used in this Agreement, "Person" shall mean a natural person, entity, organization or association, including, but not limited to, a partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, group acting in concert or any person acting in a representative capacity.

     Section 5.3 Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Purchaser and its authorized representatives and Persons providing or committed to provide Purchaser with financing for the Offer and the Merger and their representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and properties and to all books and records of the Company and its Subsidiaries, will permit Purchaser to make such inspections (including any physical inspections or soil or groundwater investigations) as it may reasonably request and will cause the Company's officers and those of its Subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as Purchaser may from time to time reasonably request.

     (b) Each of the Company and the Purchaser will hold and will cause its consultants, advisors, representatives, agents and employees, including, without limitation, its auditors, attorneys, financial advisors and other consultants and advisors (including financing sources), to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the other party furnished to it in connection with this Agreement (except to the extent that such information can be shown to have been (i) previously known by the disclosing party from sources other than the other party, its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of the disclosing party or its affiliates or
(iii) later lawfully acquired by the disclosing party on a non-confidential basis from other sources who are not known by the disclosing party to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the disclosing party by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other Person, except its auditors, attorneys, financial advisors and other consultants and advisors (including financing sources) in connection with this Agreement who need to know such information. If the Merger is not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company or the Purchaser, the other party hereto will, and will use all reasonable efforts to cause its auditors, attorneys, financial advisors and other consultants, agents and representatives to return or destroy all copies of written information furnished by the Company or Purchaser, as applicable, for purposes of evaluating the Merger. It is understood that each of the parties hereto shall be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     (c) Prior to the consummation of the Merger, the Company and its accountants, counsel, agents and other representatives shall cooperate with Purchaser by providing information about the Company which is reasonably necessary for Purchaser and its accountants, counsel, agents and other representatives to prepare the syndication or other materials to be delivered to potential financing sources in connection with the Merger and such other documents and information with respect to such documents as may be reasonably requested. Notwithstanding anything in this Agreement to the contrary, Purchaser may disclose, or cause its representatives to disclose, and at the request of Purchaser, the Company shall disclose, information concerning the Company and its Subsidiaries, and their respective businesses, assets and properties, to prospective financing sources in connection with the Merger.

     (d) Each party hereto agrees to give the other party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

     Section 5.4 Additional Agreements; Reasonable Efforts. (a) Prior to the consummation of the Merger upon the terms and subject to the conditions of this Agreement, each of Purchaser, Acquisition Sub and the Company agree to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger as promptly as practicable, including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Offer and the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the satisfaction of the other parties' conditions to the consummation of the Merger and (iii) obtaining consents of all third parties necessary, proper or advisable for the consummation of the Offer and the Merger. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the consummation of the Offer or the Merger.

     (b) Prior to the consummation of the Merger, each party hereto shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Offer and the Merger. Each party hereto shall promptly inform the other parties of any communication from any Governmental Entity regarding the Offer or the Merger. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Offer or the Merger, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers of Company Permits are required as a result of execution of this Agreement or consummation of the Offer or the Merger, the Company shall use commercially reasonable efforts to effect such transfers.

     (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Purchaser to (i) enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring Purchaser to hold separate or divest, or to restrict the dominion or control of Purchaser or any of its affiliates over, any of the assets, properties or businesses of Purchaser, its affiliates or the Company, in each case as in existence on the date hereof, or (ii) defend against any Litigation brought by any Governmental Entity seeking to prevent the consummation of the Merger.

     Section 5.5 Public Announcements. Each of Purchaser and the Company agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement, the Offer or the Merger without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (a) the disclosure is required by law or by obligations pursuant to any listing agreement with any national securities exchange and (b) the party making such disclosure has first used reasonable efforts to consult with the other party about the form and substance of such disclosure.

     Section 5.6 Indemnification. (a) Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or bylaws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect and shall not be amended, repealed or otherwise modified for a period of six and one-half (6 1/2) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who prior to or at the Effective Time were such present or former directors, officers, employees or agents of the Company or its Subsidiaries.

     (b) Purchaser shall cause the Surviving Corporation to maintain in effect for not less than five (5) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time, provided that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if the Surviving Corporation is unable to obtain the insurance called for by this Section 5.6(b), the Surviving Corporation will obtain the maximum insurance coverage obtainable for the Premium Amount per year.

     (c) After the Effective Time, Purchaser and the Surviving Corporation shall, to the fullest extent that a Georgia corporation may now or hereafter legally indemnify its own officers and directors, indemnify and hold harmless, each present director or officer of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether asserted or commencing before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director occurring before or at the Effective Time (including, without limitation, the Merger and all actions taken in contemplation of, or to effect the Merger), for a period of six and one-half (6 1/2) years after the date hereof. Without limiting the generality of the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation or Purchaser, as the case may be, shall pay as incurred, each Indemnified Party's legal and other expenses (including costs of investigation and preparation), including the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably satisfactory to the Surviving Corporation or Purchaser, promptly after statements therefor are received and (ii) the Surviving Corporation and Purchaser shall cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Purchaser shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided further that neither the Surviving Corporation nor Purchaser shall be obligated pursuant to this Section 5.6(c) to pay the fees and expenses of more than one (1) counsel for all Indemnified Parties in any single action, except to the extent that two (2) or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided further that, in the event that any claim for indemnification is asserted or made within such six and one-half (6 1/2) year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The parties intend, to the extent not prohibited by applicable law, that the indemnification provided for in this
Section 5.6(c) shall apply without limitation to negligent acts or omissions of any Indemnified Party. Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, Purchaser and the Surviving Corporation, retained at the Surviving Corporation's expense. The Surviving Corporation or Purchaser shall pay all expenses, including counsel fees and expenses, that any Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.6. Notwithstanding the foregoing, Purchaser and the Surviving Corporation shall have no additional indemnification obligations hereunder with respect to any costs that would otherwise be covered under the Surviving Corporation's directors' and officers' liability and fiduciary insurance policies.

     (d) In the event the Surviving Corporation or Purchaser or any of their respective successors or assigns after the Effective Time (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Purchaser, as the case may be, shall assume the obligations set forth in this Section 5.6.

     (e) This Section 5.6 is intended to benefit the Indemnified Parties and the other Persons otherwise covered by this Section 5.6 and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of Purchaser and the Surviving Corporation. This Section 5.6 shall not limit or otherwise adversely affect any rights any Indemnified Party or any other Person otherwise covered by this Section 5.6 may have under any agreement with the Company or any Subsidiary or the Company's or any Subsidiary's respective Certificate or Articles of Incorporation or Bylaws.

     (f) In consideration for the indemnification rights set forth herein, the Company shall request prior to the Effective Time general releases from all directors and former directors (who were directors at any time after October 31, 1997) and officers of the Company and the Subsidiaries releasing Purchaser, the Company and the Subsidiaries and their officers, directors, employees and agents of any claim that they or any of them may have against Purchaser, the Company or its Subsidiaries (and their officers, directors, employees and agents), exclusive of employment compensation obligations or obligations arising under this Section 5.6.

     Section 5.7 State Takeover Laws. The Company shall take all necessary steps to exempt the Merger from, or if necessary to challenge the validity or applicability of Sections 14-2-1110 through 14-2-1133 of the GBCC.

     Section 5.8 Rights Agreement. The Company shall take all necessary action (including, if required, redeeming all of the outstanding Rights (as defined in the Rights Agreement) or amending or terminating the Rights Agreement) so that
(a) the entering into of this Agreement and consummation of the Merger do not and will not result in any Person becoming able to exercise any Rights under the Rights Agreement or enabling or requiring the Rights to be separated from the shares of Common Stock to which they are attached or to be triggered or to become exercisable and (b) no Rights are outstanding at the Effective Time.

     Section 5.9 Disclosure Schedule Supplements. From time to time after the date of this Agreement and prior to the Effective Time, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement in order to determine the fulfillment of the conditions set forth in Article VI, the Company Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     Section 5.10 Change of Control Agreements. The Company has change of control agreements with the Persons listed in Section 5.10 of the Company Disclosure Schedule which provide certain benefits upon (a) consummation of the Merger and/or (b) a termination of employment following the Effective Time. Purchaser shall take all appropriate steps necessary to, and will, give reasonable advance notice prior to the acceptance for payment and payment for Shares tendered in the Offer of its then present intention to continue employment, or not to continue employment, to each such Person, provided, however, it is acknowledged that such expression of present intention by Purchaser does not create any rights in favor of any such Person and shall not constitute a binding commitment of Purchaser. The Company has previously made written disclosure to Purchaser of the total estimated amount payable to such Persons for all obligations owed to them under all contractual and Company Benefit Plan arrangements assuming that the employment of each such Person was terminated during the year in which the Effective Time occurred.

             ARTICLE VI -- CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 6.1 Conditions to Each Party's Obligations to Effect the Merger.
(a) The respective obligations of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part to the extent permitted by applicable law:

          (i) Shareholder Approval. Except as provided in Section 1.13, the Merger and this Agreement shall have been approved and adopted by the affirmative vote of the shareholders of the Company by the requisite vote.

          (ii) Statutes, Court Orders. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

          (iii) Regulatory Approvals. All consents of, filings and registrations with, and notifications to, all Governmental Entities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law for consummation of the Merger shall have expired.

          (iv) Consents and Approvals. Each party hereto shall have obtained any and all consents required for consummation of the Merger (other than those referred to in Section 6.1(a)(iii)) or for the preventing of any default under any contract or permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

          (v) Purchase of Shares in Offer. Acquisition Sub shall have purchased Shares of Company Common Stock sufficient to meet the Minimum Condition pursuant to the Offer.

     (b) The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver) at or prior to the Closing of each of the following additional conditions:

          (i) Accuracy of Representations and Warranties. All representations and warranties made by Purchaser and Acquisition Sub herein shall be true and correct in all material respects (except for representations and warranties qualified by materiality or Purchaser Material Adverse Effect which shall be correct in all respects) when made and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations and warranties qualified by materiality or Purchaser Material Adverse Effect which shall be correct in all respects) only as of such specific date or time.

          (ii) Compliance with Covenants. Purchaser and Acquisition Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by them prior to or as of the Effective Time.

          (iii) Officer's Certificate. The Company shall have received a certificate of Purchaser and Acquisition Sub, dated as of the Closing Date, signed by an executive officer of each of Purchaser and Acquisition Sub to evidence satisfaction of the conditions set forth in Section 6.1(b)(i) and
     (ii).

     (c) The respective obligations of Purchaser and Acquisition Sub to effect the Merger is also subject to the satisfaction (or waiver) at or prior to the Closing of each of the following additional conditions:

          (i) Accuracy of Representations and Warranties. All representations and warranties made by the Company herein shall be true and correct in all material respects (except for representations and warranties qualified by materiality or Company Material Adverse Effect which shall be correct in all respects and except that the representations and warranties set forth at Section 3.2(a) shall be true and correct in all respects) when made and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations and warranties qualified by materiality or Company Material Adverse Effect which shall be correct in all respects) only as of such specific date or time.

          (ii) Compliance with Covenants. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or as of the Effective Time (except that the covenant set forth in Section 5.1(a) shall have been performed in all respects).

          (iii) Officer's Certificate. Purchaser shall have received (A) a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company, to evidence satisfaction of the conditions set forth in Section 6.1(c)(i) and (ii) and (B) certified copies of resolutions duly adopted by the Board and the Company's shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger.

          (iv) Rights Agreement. A Triggering Event (as defined in the Rights Agreement) shall not have occurred, and the Rights shall not have become
     (A) non-redeemable or (B) exercisable for capital stock of Purchaser upon consummation of the Merger.

                  ARTICLE VII -- TERMINATION; AMENDMENT; WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time notwithstanding any requisite approval and adoption of this Agreement and approval of the Merger by the shareholders of the Company:

          (a) by mutual written consent duly authorized by the Board of Directors of the Company and the Board of Directors of each of Acquisition Sub and Purchaser; or

          (b) by Purchaser or the Company if (i) any court or Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (including the denial of any consent of a Governmental Entity required for consummation of the Merger) and such order, decree, ruling or other action is or shall have become final and nonappealable or (ii) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to October 31, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Acquisition Sub to purchase shares of Company Common Stock pursuant to the Offer on or before such date; or

          (c) by Purchaser if neither Purchaser nor Acquisition Sub is in material breach of this Agreement and either (i) prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board shall have withdrawn, modified, failed to reaffirm or changed (including by amendment of the Company's Schedule 14D-9) its recommendation or approval in respect of the Offer, this Agreement or the Merger, or shall have adopted any resolution to effect the foregoing, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal; or (ii) prior to the purchase of shares of Company Common Stock pursuant to the Offer, it shall have been publicly disclosed, or Purchaser shall have learned, that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares); or

          (d) by Purchaser if, prior to the purchase of Company Common Stock pursuant to the Offer, there shall have been a breach of the Company's representation set forth in Section 3.2(a) or covenant set forth in Section 5.1(c) or a material breach of any of the Company's other representations, warranties or covenants which breach cannot be or has not been cured within ten (10) days following receipt of written notice of such breach; or

          (e) by the Company if, prior to the purchase of Shares sufficient to meet the Minimum Condition pursuant to the Offer, there shall have been a material breach of any of Purchaser's representations, warranties or covenants which breach cannot be or has not been cured within ten (10) days of the receipt of written notice thereof; or

          (f) by the Purchaser if, due to an event that if occurring after the commencement of the Offer, would result in a failure to satisfy any of the conditions set forth in Annex B hereto, Acquisition Sub shall have failed to commence the Offer on or prior to the tenth (10th) business day after the public announcement of this Agreement (the "Offer Deadline"); provided that Purchaser may not terminate this Agreement pursuant to this Section 7.1(f) if Purchaser or Acquisition Sub (x) is in material breach of this Agreement or (y) has not exercised such right by the close of business on or before the tenth (10th) business day following the Offer Deadline; or

          (g) by the Company if, prior to the purchase of Shares sufficient to meet the Minimum Condition by Acquisition Sub pursuant to the Offer, a Person or group (other than Purchaser or any of its affiliates) shall have made a bona fide Acquisition Proposal that the Board or the Special Committee determines in good faith that failing to accept or recommend to the Company's shareholders such Acquisition Proposal could reasonably be determined to constitute a breach of the fiduciary duties of the Board or the Special Committee to the Company's shareholders under applicable law after consultation with (i) a nationally recognized investment banking firm regarding the financial superiority of the Acquisition Proposal and (ii) legal counsel; provided that such termination under this clause (g) shall not be effective until payment of the fee required by Section 7.3 hereof; or

          (h) by Purchaser if Acquisition Sub shall have terminated the Offer, or the Offer shall have expired without Acquisition Sub purchasing any shares of Company Common Stock thereunder; provided that Purchaser may not terminate this Agreement pursuant to this Section 7.1(h) if (x) Acquisition Sub has failed to purchase shares of Company Common Stock in the Offer in violation of the material terms thereof or (y) Acquisition Sub has not exercised such right by the close of business on or before the fifth (5th) business day following the termination or expiration of the Offer in accordance with its terms; or

          (i) by the Company if Acquisition Sub or any of its affiliates shall have failed to commence the Offer on or prior to the Offer Deadline other than due to an event that if occurring after the commencement of the Offer, would result in a failure to satisfy any of the conditions set forth in Annex B hereto; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(i) if the Company is in material breach of this Agreement.

     Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than (a) the provisions of this Section 7.2 and Sections 5.3(b), 7.3 and Article VIII hereof and (b) to the extent that, and for so long as, Acquisition Sub may exercise the Option under the Tender and Option Agreement, the Company shall not take action so as to make the Rights Agreement or the restrictions of Sections 14-2-1110 through 14-2-1133 of the GBCC applicable thereto. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

     Section 7.3 Fees and Expenses. (a) Except as otherwise provided in this
Section 7.3, each of the parties hereto shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with this Agreement and the Merger, including filing and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that the filing fee in connection with any HSR Act filing or any other required consent or approval shall be shared equally by Purchaser and Company.

     (b) Notwithstanding the foregoing:

          (i)    if this Agreement is terminated by Purchaser pursuant to
                 Section 7.1(d),

          (ii) if the Merger is not consummated as a result of the failure of Company to satisfy any of the conditions set forth in
                 Section 6.1(c), or

          (iii)  if this Agreement is terminated by Purchaser pursuant to
                 Section 7.1(c)(i) or the Company pursuant to Section 7.1(g),

     then Company shall promptly pay Purchaser the sum of (A) $1 million, which amount represents the best estimate by the parties hereto of the value of the management time, overhead, opportunity costs and other unallocated costs of Purchaser incurred by or on behalf of Purchaser in connection with this Agreement and the Merger which cannot be calculated with certainty, plus (B) all the out-of-pocket costs and expenses of Purchaser, including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding an additional $2 million in the aggregate.

          (c) If no payment is due under Section 7.3(b) and the Agreement is terminated or the Merger is not consummated, then the Company shall promptly pay Purchaser all the out-of-pocket costs and expenses of Purchaser, including costs of counsel, investment bankers, actuaries and accountants, up to but not exceeding $2 million in the aggregate unless

          (i) the Agreement is terminated pursuant to Section 7.1(a) or 7.1(e), or

          (ii) the Merger is not consummated because the conditions set forth at
               Section 6.1(b) are not satisfied.

          (d) If, after the date of this Agreement and within twelve (12) months following

          (i)  any termination of this Agreement

               (1)  by Purchaser pursuant to Section 7.1(c) or 7.1(d), or

               (2)  by Company pursuant to Section 7.1(g), or

          (ii) failure to consummate the Merger by reason of any failure of Company to satisfy the conditions enumerated in Section 6.1(c),

     any third party shall acquire, merge with, combine with, purchase a significant amount of assets of (including a significant amount of assets of, or the stock of, any Subsidiary), or engage in any other business combination with, or purchase any equity securities involving an acquisition of 20% or more of the voting stock of, the Company on terms that are financially superior to those of the Offer, or enter into any letter of intent or agreement to do any of the foregoing (collectively, a "Superior Business Combination"), such third party that is a party to the Superior Business Combination shall pay to Purchaser, (A) upon execution of such letter of intent or agreement relating to such Superior Business Combination, the sum of (i) $1 million, which amount represents the best estimate by the parties hereto of the value of the management time, overhead, opportunity costs and other unallocated costs of Purchaser incurred by or on behalf of Purchaser in connection with this Agreement and the Offer which cannot be calculated with certainty, plus (ii) all the out-of-pocket costs and expenses of Purchaser, including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding an additional $2 million in the aggregate, and (B) upon the consummation of any Superior Business Combination that occurs within the later of 24 months from the date hereof or 12 months from the date of such letter of intent or agreement, an amount in cash equal to the product of $8 million and the percentage of the Company assets or equity securities acquired in the Superior Business Combination, which sum represents additional compensation for Purchaser's loss (including expenses) as a result of this Agreement not being consummated. The amounts owed under the preceding clauses (A) and (B) shall be reduced by any amounts previously paid to Purchaser pursuant to subsection (b), (c) or (d) of this Section 7.3. In no event shall the aggregate amount paid to Purchaser pursuant to all provisions of this Section 7.3 exceed $8 million. In the event such third party shall refuse to pay such amounts within ten days of demand therefor by Purchaser, the amounts shall be an obligation of Company and shall be paid by Company promptly upon notice to Company by Purchaser.

     (e) Nothing contained in this Section 7.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party hereto of the terms of this Agreement or otherwise limit the rights of the nonbreaching party.

     Section 7.4 Amendment. Subject to applicable law, this Agreement may be amended by action taken by the Company and Purchaser at any time before or after approval of the Merger by the shareholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 7.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements, covenants or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                          ARTICLE VIII -- MISCELLANEOUS

     Section 8.1 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

     Section 8.2 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including, without limitation, that certain Confidentiality Agreement, as amended, between the Company and an affiliate of Purchaser) and (b) shall not be assigned by operation of law or otherwise.

     Section 8.3 Validity. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express, United Parcel Service or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

     (a)      If to Purchaser or Acquisition Sub:
              Guardian Fiberglass, Inc.
              2300 Harmon Road
              Auburn Hills, Michigan 48326
              Attention: David Clark, Chairman
              Facsimile No.: (248) 340-2175

              With a copy to:

              Dykema Gossett PLLC
              1577 North Woodward Avenue
              Bloomfield Hills, Michigan 48304
              Attention: D. Richard McDonald
              Facsimile No.:  (248) 203-0763

     (b)      If to the Company:

              Cameron Ashley Building Products, Inc.
              11651 Plano Road
              Dallas, Texas 75243
              Attention: Ronald R. Ross, Chairman and CEO
              Facsimile No.: (214) 860-5148

              With a copy to:

              Locke Liddell & Sapp LLP
              2200 Ross Avenue
              Suite 2200
              Dallas, Texas 75201
              Attention: Guy Kerr, Esq.
              Facsimile No.: (214) 740-8800

              With a copy to:

              Cameron Ashley Building Products, Inc.
              11651 Plano Road
              Dallas, Texas 75243
              Attention: John Davis, Vice President and General Counsel Facsimile No.: (214) 860-5148

     Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of conflicts of law thereof. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Georgia in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court and (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum.

     Section 8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 5.6 and this Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.8 Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Copies of signatures transmitted via facsimile shall constitute original signatures for all purposes of this Agreement.

     Section 8.9 Definitions. For purposes of this Agreement, the term "knowledge" shall mean with respect to the Company the actual knowledge of the executive officers of the Company and the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                         CAMERON ASHLEY BUILDING PRODUCTS, INC.


                                         By:       /s/ RONALD R. ROSS
                                             -----------------------------------
                                         Name:         Ronald R. Ross
                                               ---------------------------------
                                         Title:        Chairman & CEO
                                               ---------------------------------

                                         GUARDIAN FIBERGLASS, INC.


                                         By:       /s/ DAVID A. CLARK
                                             -----------------------------------
                                         Name:         David A. Clark
                                               ---------------------------------
                                         Title:        Chairman
                                               ---------------------------------


                                         CAB MERGER CORP.


                                         By:       /s/ DAVID A. CLARK
                                             -----------------------------------
                                         Name:         David A. Clark
                                               ---------------------------------
                                         Title:        Chairman
                                               ---------------------------------

ANNEX B

                         CONDITIONS TO THE TENDER OFFER

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Acquisition Sub's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) the applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied or waived or (iii) if at any time on or after April 28, 2000, and before the time for payment for Shares, any of the following events shall exist:

          (a) any domestic or foreign Federal, state or local governmental, regulatory or administrative agency or authority or legislative body or commission shall have instituted any action, proceeding, application, claim or suit, or shall have promulgated, entered, enforced, enacted, issued or made expressly applicable to the Offer or the Merger any statute, rule, regulation, judgment, order or injunction which directly or indirectly (1) challenges, seeks to make illegal, prohibits or makes illegal, or imposes any material adverse limitations on, Purchaser's or Acquisition Sub's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the businesses or assets of Purchaser or Acquisition Sub taken as a whole, or of the Company or its Subsidiaries taken as a whole, or compels Purchaser or Acquisition Sub or their affiliates to dispose of or hold separate any material portion of the business or assets of the Company or its subsidiaries, taken as a whole,
     (2) challenges, seeks to make illegal, prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) restricts the ability of Acquisition Sub, or renders Acquisition Sub unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of Purchaser or Acquisition Sub to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Acquisition Sub on all matters presented to the Company's shareholders, (5) seeks to obtain or obtains material damages as a result of the transactions contemplated by the Offer or the Merger, or
     (6) seeks to require divestiture by Purchaser or Acquisition Sub or any of their subsidiaries or affiliates of any Shares, and in the case of (5) or
     (6) above, is likely to have a Company Material Adverse Effect, provided that Acquisition Sub shall have used reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (b) the Company shall have breached its representations and warranties, or failed to perform or comply with any of its covenants and agreements contained in the Merger Agreement, which breach or failure shall have a Company Material Adverse Effect;

          (c) the Merger Agreement shall have been terminated in accordance with its terms;

          (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange
     Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to an Acquisition Proposal or other business combination with the Company;

          (e) the Company's Board of Directors shall have withdrawn, modified, failed to reaffirm or changed (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, this Agreement or the Merger in a manner adverse to Purchaser or Acquisition Sub or shall have adopted any resolution to effect the foregoing, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal, which in the judgment of Acquisition Sub, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or Acquisition Sub other than a material breach of this Agreement by Purchaser or Acquisition
Sub) giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of Acquisition Sub and may be waived by Acquisition Sub, in whole or in part, at any time and from time to time in the discretion of Acquisition Sub. The failure by Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering shareholders.


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